Filed pursuant to Rule 433
Registration Statement No. 333-158199-10
Dated May 6, 2010

Credit Suisse FX Factor USD Excess Return Index

Monthly Performance Report - April 2010

1 May 2010



Highlights

- The CS FX Factor Index registered a strong monthly performance in April with a gain of 1.70%. Year to date, the FX Factor index yielded an excess return of 1.63%, with a realised volatility of 4.51%.
- Despite the intensification of market concerns over the fiscal issues in the euro area, risk-friendly strategies in FX continued to perform well in April.
- Carry and Growth contributed the most to the positive performance this month, while Value continued to remain under pressure. Contributions from Momentum, Terms of Trade and Emerging market were marginal.
- Similarly to March, the emerging market segment continued to outperform the G10 space, particularly in Carry, Growth and Value.

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Performance Statistics

	April	3 Months	YTD	12 Months	5 Years
Excess Return	1.70%	2.28%	1.63%	4.89%	28.84%
Realized Volatility	5.67%	4.66%	4.51%	4.45%	5.09%
Sharpe Ratio	3.60	1.93	1.10	1.07	1.00
Skew	0.35	0.18	0.05	-0.21	-0.36
Kurtosis	-0.43	0.28	0.62	0.03	1.63
Maximum Drawdown	-0.83%	-1.23%	-1.86%	-1.86%	-4.96%
Maximum Drawdown Date	19 Apr 10	25 Feb 10	25 Feb 10	25 Feb 10	23 Sep 08

Source: Credit Suisse - Apr 2005 to Apr 2010 FXFTERUS performance (simulated prior to Apr 09)

Performance (past 12 months)


Index Level
250
245
240
235
230
225
220
FXFTERUS
Apr 09
Jul 09
Oct 09
Jan 10

Risk-Return Comparison (12 month rolling)


Return
50%
40%
30%
20%
10%
0%
-10%
CS Tremont Hedge Fund Index
MSCI World
S&P GS Commodity Index
JP Morgan Global Bond Index
FX Factor Index
Volatility
0%
5%
10%
15%
20%
25%
30%

Source: Bloomberg, Datastream, Credit Suisse-Apr 2009 to Apr 2010 FXFTERUS performance (simulated prior to Apr 09)

Strategy Contribution

	3 Months	12 Months
Carry	1.78%	3.79%
EM	0.54%	0.92%
Growth	0.13%	1.64%
Momentum	0.14%	-0.28%
Terms of Trade	0.17%	-0.98%
Value	-0.49%	-0.22%
Overall	2.28%	4.89%

3 Months Rolling Contribution


4%
3%
2%
1%
0%
-1%
-2%
-3%
-4%
Carry
Growth
Value
FX Factor
Terms of Trade
Momentum
EM
Apr-09 / Jul-09
Jul-09 / Oct-09
Oct-09 / Jan-10
Jan-10 / Apr-10

Source: Credit Suisse - Apr 2009 to Apr 2010 FXFTERUS performance (simulated prior to Apr 09)

Index Facts

Index Value (30 Apr 2010)	244.88
Bloomberg Index Ticker	FXFTERUS Index <GO>

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All rights reserved. This document has been prepared by Credit Suisse.